Exhibit 5.2

November 29, 2016

Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland  20716

Re:                             Old Line Bancshares, Inc.: Issuance of Exchange Notes.

Ladies and Gentlemen:

We have acted as special New York counsel for Old Line Bancshares, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the of the offer and exchange by the Company of up to $35,000,000 registered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Exchange Notes”) for a like aggregate amount of the Company’s outstanding unregistered 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Old Notes”).  The Exchange Notes will be issued pursuant to the Subordinated Indenture dated as of August 15, 2016 (the “Base Indenture”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture to the Base Indenture dated as of August 15, 2016, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

As your special New York counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Indenture; (iii) an opinion, dated November 29, 2016, of Ober, Kaler, Grimes & Shriver, a Professional Corporation (the “OKGS Opinion”); and (iv) such other statutes, certificates, instruments and documents as we have deemed necessary or advisable for the purpose of rendering the opinion set forth herein.

In reaching the opinion set forth below, we have assumed, without investigation the following:

a.              The Company will remain validly formed and continue in existence with full power and authority to execute and deliver the Exchange Notes at the time any Exchange Notes are issued;

Barclay Damon Tower — 125 East Jefferson Street — Syracuse, New York 13202  barclaydamon.com

jcanfield@barclaydamon.com  Direct: 315.425.2763  Fax: 315.703.7378

b.              The genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as certified, photostatic or facsimile copies or portable document file (“pdf”) or other electronic image format copies (and the authenticity of the originals of such copies);

c.               The Indenture has been duly authorized, executed and delivered by the Trustee; and

d.              All public records reviewed are accurate and complete.

Upon the basis of our examination and on the assumptions set forth above, when (i) the Registration Statement has become effective under the Act and (ii) the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Old Notes, as contemplated by the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company under the laws of the State of New York, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York.  We are expressing no opinion as to (i) the Federal laws or as to the effect of the laws of any other jurisdiction; (ii) any laws relating to fraudulent transfers; or (iii) the securities laws of the State of New York, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of New York, or the rules and regulations promulgated thereunder.  We are not passing upon and assume no responsibility for any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of Exchange Notes.  With respect to all matters of Maryland law including, without limitation, matters regarding the formation, existence, power and authority, as well as execution and delivery of the Indenture , we note that you have received the OKGS Opinion, which, with your permission, we have relied on.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Barclay Damon LLP